Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Costamare Inc. for the registration of up to $300,000,000 of its common shares, preferred shares, debt securities, warrants, rights and units, and to the incorporation by reference therein of our report dated March 22, 2011, with respect to the consolidated financial statements of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

January 30, 2012